                                                                     Exhibit 3.1


                             CERTIFICATE REGARDING

              FIRST AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                          AMERICAN PULP EXCHANGE, INC.

            American Pulp Exchange, Inc., a Florida corporation (the "CORPORATION"), hereby certifies the following in accordance with Section
607.1007 of the Florida Business Corporation Act:

      1.    The name of the Corporation is American Pulp Exchange, Inc.

      2. The Corporation's attached First Amended and Restated Articles of Incorporation (the "RESTATED Articles") contain amendments to the Corporation's Articles of Incorporation which require shareholder approval.

      3. The Restated Articles were adopted and approved on November 4, 2002 by the written consent of shareholders of the Corporation owning the number of votes sufficient for approval.

            IN WITNESS WHEREOF, this Certificate has been executed on behalf of the Corporation by the undersigned this 4th day of November, 2002.


                                             AMERICAN PULP EXCHANGE, INC.



                                             By:    s/s Jason Galanis
                                                    ----------------------------

                                             Name:  Jason Galanis

                                             Title: Chairman, President, CFO and
                                                    Secretary

              FIRST AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                          AMERICAN PULP EXCHANGE, INC.

      The original Articles of Incorporation were filed with the Secretary of State on December 11, 2001.

                                    ARTICLE I

                                      NAME

      The name of the corporation is AMERICAN PULP EXCHANGE, INC. (hereinafter called the "CORPORATION").

                                   ARTICLE II

                                      NAME

      The purposes of the Corporation shall be to engage in any activities or businesses permitted under the laws of the United States of America and the State of Florida.

                                   ARTICLE III

                                PRINCIPAL OFFICE

      The address of the principal office and the mailing address of the Corporation is 11 Penn Plaza, New York, New York 10001.

                                   ARTICLE IV

                                  CAPITAL STOCK

      The maximum number of shares of all classes of capital stock which the Corporation is authorized to issue is Two Hundred Seventy Million (270,000,000) shares, consisting of (i) Two Hundred Fifty Million (250,000,000) shares of common stock, par value $0.0025 per share (the "COMMON STOCK"), and (ii) Twenty Million (20,000,000) shares of preferred stock, par value $0.0025 per share (the "PREFERRED STOCK").

                                   ARTICLE V

                                PREFERRED STOCK

      5.1 Terms as Determined by Board of Directors. The Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations, powers, preferences, rights, qualifications, limitations and restrictions as are stated and expressed herein and in the resolution or resolutions providing for the issue of such class or series adopted by the Corporation's Board of Directors (the "BOARD OF DIRECTORS").

      5.2 Authority of Board of Directors. Authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, to determine and take necessary proceedings fully to effect the issuance and redemption of any such Preferred Stock and with respect to each class or series of the Preferred Stock, to fix and state by the resolution or resolutions providing for the issuance thereof the following:

                  (a) whether or not the class or series is to have voting rights, full or limited, or is to be without voting rights;

                  (b) the number of shares to constitute the class or series and the designations thereof;

                  (c) the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;

                  (d) whether or not the shares of any class or series shall be redeemable and, if redeemable, the redemption price or prices and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

                  (e) whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement and, if such retirement or sinking fund or funds are established, the annual amount thereof and the terms and provisions relative to the operation thereof;

                  (f) the dividend rate, if any, whether dividends are payable in cash, stock of the Corporation or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividend shall be cumulative or non-cumulative and, if cumulative, the date or dates from which such dividends shall accumulate;

                  (g) the preferences, if any, and the amounts thereof which the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

                  (h) whether or not the shares of any class or series shall be convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and the conversion price or prices, the ratio or ratios or the rate or rates at which such conversion or exchange may be made, with such adjustments, if any, as shall be stated, expressed or provided for in such resolution or resolutions; and

                  (i) such other special rights and protective provisions with respect to any class or series as the Board of Directors may deem advisable.

      5.3 Increase or Decrease of Preferred Stock. The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects. The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board of Directors may decrease the number of shares of the Preferred Stock designated for any existing class or series by a resolution, subtracting from such series unissued shares of the Preferred Stock designated for such class or series, and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

                                   ARTICLE VI

                   TERMS OF PREFERRED STOCK AND COMMON STOCK

      6.1 Definitions. For the purposes of this Article VI, the following definitions apply:

            6.1.1 "CAPITAL LEASE OBLIGATION" shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

            6.1.2 "CONTROL" (including the terms "CONTROLLING," "CONTROLLED BY," and "UNDER COMMON CONTROL WITH" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person whether through ownership of voting securities, by contract or otherwise.

            6.1.3 "EXPENSE ALLOCATION AGREEMENT" shall mean the Expense Allocation Agreement dated as of November 26, 1993, by and among GM, certain Subsidiaries of GM, GMI, and certain Subsidiaries of GMI, as may be amended from time to time

            6.1.4 "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession.

            6.1.5 "GM" shall mean General Media, Inc., a Delaware corporation.

            6.1.6 "GMI" shall mean General Media International, Inc., a New York corporation.

            6.1.7 "INDEBTEDNESS" shall mean, any indebtedness of the Corporation whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP.

            6.1.8 "INTELLECTUAL PROPERTY" shall mean all worldwide trademarks, trademark applications, trade names, service marks, service mark applications, copyright, copyright applications, and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records.

            6.1.9 "PERMITTED REPURCHASE" shall mean any repurchase of Common Stock by the Corporation from employees, officers, directors, consultants, independent contractors, advisors, other persons performing services for the Corporation in accordance with any stock purchase plan, agreement or other arrangement pursuant to which the Corporation is entitled to an option or other right to repurchase such stock.

            6.1.10 "PERSON" shall mean any individual, corporation, limited liability company, partnership, association, trust or other entity or organization.

            6.1.11 "SUBSIDIARY" of a Person shall mean any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by the Person.

            6.1.12 "TAX SHARING AND INDEMNIFICATION AGREEMENT" shall mean the Tax Sharing and Indemnification Agreement dated as of December 20, 1993, by and among GM, certain Subsidiaries of GM, GMI and certain Subsidiaries of GMI, as may be amended from time to time.

      6.2 Designation. Two series of Preferred Stock are established and shall be designated as "Series A Preferred Stock" and "Series B Preferred Stock," respectively.

      6.3 Number. The number of shares of Series A Preferred Stock authorized to be issued is 5,000 and the number of shares of Series B Preferred Stock authorized to be issued is 5,000. Such numbers may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock or Series B Preferred Stock to a number less than that of the respective number of shares then outstanding.

      6.4   Dividend Rights.

            6.4.1 Dividend Preference. Except with respect to Permitted Repurchases, the holders of the then outstanding Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any funds and assets of the Corporation legally available to be distributed to the Corporation's shareholders (the "AVAILABLE FUNDS AND ASSETS"), non-cumulative dividends in an aggregate amount equal to five percent (5%) of the total amount of dividends that is declared by the Board of Directors (the "TOTAL DECLARED DIVIDENDS"), and the holders of the then outstanding Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of the Available Funds and Assets, non-cumulative dividends in an aggregate amount equal to five percent (5%) of the Total Declared Dividends. Payments of any dividends to the holders of Series A Preferred Stock and Series B Preferred Stock shall be paid pro rata, on an equal priority, pari passu basis according to their respective dividend preferences as set forth herein. Dividends on Series A Preferred Stock and Series B Preferred Stock shall not be mandatory, and no rights or interest shall accrue to the holders of Series A Preferred Stock or Series B Preferred Stock by reason of the fact that the Corporation shall fail to declare or pay dividends on either such series of Preferred Stock in the amount of the respective annual dividend rate for each such series or in any other amount in any fiscal year of the Corporation, whether or not the earnings of the Corporation in any fiscal year were sufficient to pay such dividends in whole or in part.

            6.4.2 No Participation Rights. Other than pursuant to Section 6.4.1 above, the Series A Preferred Stock and the Series B Preferred Stock shall not be entitled to participate in any dividends declared by the Board of Directors.

            6.4.3 Non-Cash Dividends. Whenever a dividend provided for in this
Section 6.4 shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

      6.5 Liquidation, Dissolution or Winding Up. If the Corporation shall commence a voluntary case under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of thirty (30) consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the

Corporation shall otherwise liquidate, dissolve or wind up (each such event being considered a "LIQUIDATION EVENT"), the Available Funds and Assets shall be distributed in the following manner:

            6.5.1 Series B Preferred Stock. The holder(s) of Series B Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Series A Preferred Stock or Common Stock, an aggregate amount equal to Five Million Dollars ($5,000,000). If upon a Liquidation Event, the Available Funds and Assets to be distributed to the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such shareholders of their full preferential amount described in this subsection, then all of the Available Funds and Assets shall be distributed among the holders of the then outstanding Series B Preferred Stock pro rata, according to the number of outstanding shares of Series B Preferred Stock held by each holder thereof.

            6.5.2 Series A Preferred Stock. Subject to payment in full of the liquidation preference of the Series B Preferred Stock as provided above, the holder(s) of Series A Preferred Stock then outstanding shall be entitled to be paid, out of the remaining Available Funds and Assets, if any, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock, an aggregate amount equal to Five Million Dollars ($5,000,000). If upon a Liquidation Event, and after payment in full of the preferential amount specified for the Series B Preferred Stock in Section 6.5.1 above, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series A Preferred Stock of their full preferential amount described in this subsection, then all of the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Series A Preferred Stock pro rata, according to the number of outstanding shares of Series A Preferred Stock held by each holder thereof.

            6.5.3 Remaining Assets. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Preferred Stock of their full preferential amounts described in Sections 6.5.1 and 6.5.2 above, then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock pro rata according to the number of shares of Common Stock held by each holder thereof.

            6.5.4 Merger or Sale of Assets. At the option of the holders of the Series A Preferred Stock and the holders of Series B Preferred Stock, respectively, with each such series voting as a separate series, the sale, conveyance or disposition of all or substantially all of the assets of the Corporation, the effectuation by the Corporation of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of, or the consolidation or merger of the Corporation with or into any other Person (as defined below) or Persons when the Corporation is not the survivor (in each case except for a transaction with a Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Corporation) (see Section 6.1.2 for definition of "control") shall be deemed to be a Liquidation Event pursuant to which the Corporation shall be required to distribute, upon consummation of and as a condition to such transaction, an amount equal to the liquidation preference with respect to each outstanding share of Preferred Stock in accordance with and subject to the terms of this Section 6.5; provided, however, that all holders of Series A Preferred Stock and all holders of Series B Preferred Stock, respectively, shall be deemed to elect the option set forth above if at least a majority in interest of the holders of shares of their respective series, with each such series voting as a separate series, elect such option.

            6.5.5 Non-Cash Consideration. If any assets of the Corporation distributed to shareholders in connection with any Liquidation Event are other than cash, then the value of such assets shall be their fair market value as determined by the Board of Directors in good faith, except that any securities to be distributed to shareholders in connection with a Liquidation Event shall be valued as follows:

                  (a) The method of valuation of securities not subject to investment representation letter or other similar restrictions on free marketability shall be as follows:

                        (i) unless otherwise specified in a definitive agreement for the acquisition of the Corporation, if the securities are then traded on a national securities exchange or the NASDAQ National Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) calendar day period ending three (3) trading days prior to the distribution; and

                        (ii) if (i) above does not apply but the securities are actively traded over-the-counter, then, unless otherwise specified in a definitive agreement for the acquisition of the Corporation, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

                        (iii) if there is no active public market as described in clauses (i) or (ii) above, then the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

                  (b) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (a)(i), (ii) or (iii) of this Section 6.5.5 to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

      6.6   Voting Rights.

            6.6.1 Common Stock. Each holder of shares of Common Stock shall be entitled to one (1) vote for each such share thereof held.

            6.6.2 Preferred Stock. Each holder of shares of Series A Preferred Stock or Series B Preferred Stock shall have no voting rights except as otherwise provided by the Florida

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Business Corporation Act ("FBCA") and in these First Amended and Restated
Articles of Incorporation of the Corporation (the "RESTATED ARTICLES").

            6.6.3 Cumulative Voting. Except as may be provided by the resolutions of the Board of Directors authorizing the issuance of any class or series of Preferred Stock, cumulative voting by any shareholder is hereby expressly denied.

            6.6.4 Notice to Holders of Preferred Stock. Notwithstanding the above, the Corporation shall provide each holder of Series A Preferred Stock or Series B Preferred Stock with prior notification of any meeting of the stockholders (and copies of proxy materials and other information sent to stockholders). In the event of any taking by the Corporation of a record of its stockholders for the purpose of determining stockholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the purpose of determining stockholders who are entitled to vote in connection with any proposed Liquidation Event, the Corporation shall mail a notice to each holder of Series A Preferred Stock or Series B Preferred Stock, at least thirty (30) days prior to (or such shorter period that the Corporation first becomes aware of) the consummation of the transaction or event, whichever is earlier), of the date on which any such action is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.

            6.6.5 Approval by Holders of Preferred Stock. To the extent that under the FBCA the approval of the holders of Series A Preferred Stock or Series B Preferred Stock, voting separately as a class or series as applicable, is required to authorize a given action of the Corporation, the affirmative approval of the holders of at least a majority of the shares of Series A Preferred Stock or Series B Preferred Stock, respectively, represented by written consent of the holders of a majority of the shares of Series A Preferred Stock or Series B Preferred Stock (except as otherwise may be required under the FBCA) shall constitute the approval of such action by the class or series as applicable. Holders of Series A Preferred Stock and holders of Series B Preferred Stock shall be entitled to notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to stockholders) with respect to which they would be entitled to consent, which notice would be provided pursuant to the Corporation's Bylaws and the FBCA.

      6.7   Conversion.

            6.7.1 Series A Preferred Stock. The outstanding shares of Series A Preferred Stock shall not be convertible into shares of Common Stock.

            6.7.2 Series B Preferred Stock. The outstanding shares of Series B Preferred Stock shall not be convertible into shares of Common Stock.

      6.8 Redemption. The Corporation shall not have the right to redeem the Series A Preferred Stock or Series B Preferred Stock.

      6.9   Restrictions.

            6.9.1 Protective Provisions Regarding Series A Preferred Stock. For so long as shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the approval of the holders of at least sixty percent (60%) of Series A Preferred Stock then outstanding:

                  (a) in any manner alter or change the terms, designations, powers, preferences or relative, participating, optional or other special rights, or the qualifications, limitations or restrictions, or, except as provided in Section 6.9.1(b) below, increase the authorized number of shares of the Series A Preferred Stock;

                  (b) in any manner authorize, create, designate, issue or sell any class or series of capital stock (including any treasury shares) or rights, options, warrants or other securities convertible into or exercisable or exchangeable for capital stock (other than (i) shares of Series B Preferred Stock or (ii) securities granted or issued to employees, officers, directors, consultants or advisors to the Corporation pursuant to incentive agreements, stock purchase or stock option plans, stock bonuses or awards, or other arrangements that are approved by the Board of Directors) or any debt security which by its terms is convertible into or exchangeable for any equity security or has any other equity feature or any security that is a combination of debt and equity, which, in each case, as to the payment of dividends, distribution of assets or redemptions, including, without limitation, distributions to be made upon a liquidation, is senior to or pari passu with the Series A Preferred Stock, or which in any manner adversely affects the holders of shares of the Series A Preferred Stock in their capacity as such;

                  (c) reclassify the shares of any class or series of capital stock of the Corporation into shares of any class or series of capital stock (i) ranking, either as to payment of dividends, distributions of assets or redemptions, including, without limitation, distributions to be made upon a liquidation, pari passu or senior to the Series A Preferred Stock, or (ii) which in any manner adversely affects the rights of the holders of shares of the Series A Preferred Stock in their capacity as such;

                  (d) repurchase capital stock of the Corporation, other than as required hereunder or pursuant to any agreements in effect as of the date hereof;

                  (e) permit Indebtedness of the Corporation (excluding any Indebtedness of any Subsidiaries) to exceed, at any given time, the aggregate principal amount of Five Million Dollars ($5,000,000);

                  (f) declare and pay dividends or make any distribution of cash or property or both with respect to any class of capital stock of the Corporation;

                  (g) amend, restate or otherwise modify the Restated Articles or the Corporation's Bylaws in any manner adversely affecting the holders of shares of Series A Preferred Stock;

                  (h) do any act or thing not authorized or contemplated by the Restated Articles which would result in taxation of the holders of shares of the Series A Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended); or

                  (i) sell, convey, exchange, transfer (for cash, shares of stock, securities or other consideration) or otherwise dispose of all or substantially all of the property or assets of the Corporation, to liquidate or dissolve the Corporation, or to merge or consolidate the corporation into one or more corporations (in each case except for a transaction with a person directly or indirectly controlling or controlled by or under direct or indirect common control with the Corporation).

            6.9.2 Protective Provisions Regarding Series B Preferred Stock. For so long as shares of Series B Preferred Stock remain outstanding, the Corporation shall not, without the approval of the holders of at least sixty percent (60%) of Series B Preferred Stock then outstanding:

                  (a) in any manner alter or change the terms, designations, powers, preferences or relative, participating, optional or other special rights, or the qualifications, limitations or restrictions, or, except as provided in subclause (b) below, increase the authorized number of shares of the Series B Preferred Stock;

                  (b) in any manner authorize, create, designate, issue or sell any class or series of capital stock (including any treasury shares) or rights, options, warrants or other securities convertible into or exercisable or exchangeable for capital stock (other than securities granted or issued to employees, officers, directors, consultants or advisors to the Corporation pursuant to incentive agreements, stock purchase or stock option plans, stock bonuses or awards, or other arrangements that are approved by the Board of Directors) or any debt security which by its terms is convertible into or exchangeable for any equity security or has any other equity feature or any security that is a combination of debt and equity, which, in each case, as to the payment of dividends, distribution of assets or redemptions, including, without limitation, distributions to be made upon a liquidation, is senior to or pari passu with the Series B Preferred Stock, or which in any manner adversely affects the holders of shares of the Series B Preferred Stock in their capacity as such;

                  (c) reclassify the shares of any class or series of capital stock of the Corporation into shares of any class or series of capital stock (i) ranking, either as to payment of dividends, distributions of assets or redemptions, including, without limitation, distributions to be made upon a liquidation, pari passu or senior to the Series B Preferred Stock, or (ii) which in any manner adversely affects the rights of the holders of shares of the Series B Preferred Stock in their capacity as such;

                  (d) repurchase capital stock of the Corporation, other than as required hereunder or pursuant to any agreements in effect as of the date hereof;

                  (e) permit Indebtedness of the Corporation (excluding any Indebtedness of any Subsidiaries) to exceed, at any given time, the aggregate principal amount of Five Million Dollars ($5,000,000);

                  (f) declare and pay dividends or make any distribution of cash or property or both with respect to any class of capital stock of the Corporation;

                  (g) amend, restate or otherwise modify the Restated Articles or the Corporation's Bylaws in any manner adversely affecting the holders of shares of Series B Preferred Stock;

                  (h) do any act or thing not authorized or contemplated by the Restated Articles which would result in taxation of the holders of shares of the Series B Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended); or

                  (i) sell, convey, exchange, transfer (for cash, shares of stock, securities or other consideration) or otherwise dispose of all or substantially all of the property or assets of the Corporation, to liquidate or dissolve the Corporation, or to merge or consolidate the Corporation into one or more corporations (in each case except for a transaction with a person directly or indirectly controlling or controlled by or under direct or indirect common control with the Corporation).

            6.9.3 Protective Provisions Regarding Subsidiaries. For so long as shares of Series A Preferred Stock or Series B Preferred Stock remain outstanding, the Corporation shall not permit any of its Subsidiaries to take any of the following actions, without the approval of the holders of at least sixty percent (60%) of Series A Preferred Stock then outstanding or sixty percent (60%) of Series B Preferred Stock then outstanding (each voting as a separate series), respectively:

                  (a) become a party to any long-term (longer than one year, exclusive of renewals) agreements providing for any license or right to use Intellectual Property; or

                  (b) become a party to any agreement (other than the Expense Allocation Agreement and the Tax Sharing and Indemnification Agreement) to which GMI and GMI's Subsidiaries are parties other than on substantially the same terms as those applicable to the GMI Subsidiaries.

            6.9.4 Indenture Documents. Notwithstanding any provision of the Restated Articles to the contrary, no action shall constitute a violation of any of the protective provisions set forth in Sections 6.9.1, 6.9.2 or 6.9.3 hereof if such action was taken or caused to be taken by the Corporation in the good faith belief, based upon the advice of counsel, that such action was reasonably required in order to comply with any obligations or covenants of the Corporation or any Subsidiary thereof under the Indenture dated as of December 21, 1993, by and among General Media, Inc., the subsidiary guarantors as listed in the Indenture, and IBJ Schroder Bank & Trust Company, or any documents related thereto, including, without limitation, supplements to the Indenture.

      6.10 Preemptive Rights. No shareholder of the Corporation shall have, by reason of holding shares of any class or series of stock of the Corporation, any preemptive or preferential rights to purchase or subscribe for any other shares of any class or series of the Corporation now or hereafter authorized, any other equity securities of the Corporation or any notes, debentures, warrants, bonds or other securities convertible into, or carrying options or warrants to purchase shares of, any class stock of the Corporation, now or hereafter authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such shareholder.

                                  ARTICLE VII

                               BOARD OF DIRECTORS

      7.1 Election. The Board of Directors shall consist of not less than one director with the exact number to be fixed from time to time by the affirmative vote of a majority of directors then in office or the affirmative vote of the holders of a majority of the shares entitled to vote on the matter. Whenever any vacancy on the Board of Directors shall occur for any reason, a majority of directors then in office, although less than a quorum of the entire Board of Directors, or the holders of a majority of the shares entitled to vote on the matter, may fill the vacancy or vacancies for the balance of the unexpired term or terms, at which time a successor or successors shall be duly elected by the shareholders and qualified.

      7.2 Repeal or Amendment of Article VII. This Article VII may not be repealed or amended in any respect, and no provision inconsistent with this
Article VII may be adopted, unless such action is approved by the affirmative vote of the holders of not less than sixty-five percent (65%) of the combined voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

                                  ARTICLE VIII

                            MEETINGS OF SHAREHOLDERS

      Except as otherwise required by law, the Corporation shall not be required to hold a special meeting of shareholders of the Corporation unless, in addition to any other requirements


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of law, (i) the holders of not less than thirty percent (30%) of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date and deliver to the Corporation's secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held or (ii) the meeting is called by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors or by the Corporation's Chairman. Only business within the purpose or purposes described in the special meeting notice required by the FBCA may be conducted at a special shareholders' meeting.

                                   ARTICLE IX

                             BUSINESS COMBINATIONS

      9.1 Shareholder Approval. In addition to any affirmative vote required by law or the Restated Articles, the affirmative vote of the holders of not less than sixty-five percent (65%) of the outstanding shares of "VOTING STOCK" (as hereinafter defined) of the corporation shall be required for the approval or authorization of any "BUSINESS COMBINATION" (as hereinafter defined) or of any series of transactions which, if taken together, would constitute a Business Combination of the Corporation or any Subsidiary (as defined in Section 6.1.10 above) with any "RELATED PERSON" (as hereinafter defined); provided, however, that the sixty-five percent (65%) voting requirement shall not be applicable if:

            9.1.1 The "CONTINUING DIRECTORS" of the Corporation (as hereinafter defined) by a majority vote (i) have expressly approved in advance the acquisition of Voting Stock of the Corporation that caused the Related Person to become a Related Person, or (ii) have approved the Business Combination; or

            9.1.2 The Business Combination is a merger or consolidation and the cash or fair market value of the property, securities or other consideration to be received per share by holders of Common Stock of the Corporation in the Business Combination is not less than the highest per share price (with appropriate adjustments for recapitalizations and for stock splits, stock dividends and like distributions) paid by the Related Person in acquiring any of its holdings of the Corporation's Common Stock either in or subsequent to the transaction or series of transactions in which the Related Person became a Related Person.

      Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

      9.2   Definitions. For the purposes of this Article IX:

            9.2.1 The term "BUSINESS COMBINATION" shall mean (i) any merger or consolidation of the Corporation or a Subsidiary with or into a Related Person,
(ii) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any "SUBSTANTIAL PART" (as hereinafter defined) of the assets either of the Corporation (including without limitation any voting securities of a subsidiary) or of a

Subsidiary, to a Related Person, (iii) any merger or consolidation of a Related Person with or into the Corporation or a Subsidiary of the Corporation, (iv) any sale, lease, exchange, transfer or other disposition of all or any Substantial Part of the assets of a Related Person to the Corporation or a Subsidiary of the Corporation, (v) the issuance or transfer of any securities of the Corporation or a Subsidiary of the Corporation to a Related Person, (vi) any reclassification of securities (including a reverse stock split) or recapitalization that would have the effect of increasing the voting power of a Related Person, and (vii) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Related Person.

            9.2.2 The term "RELATED PERSON" shall mean and include any individual, corporation, partnership or other person or entity which, together with its "AFFILIATES" and "ASSOCIATES" (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended), "BENEFICIALLY OWNS" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended) in the aggregate fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation, any Affiliate or Associate of any such individual, corporation, partnership or other person or entity, and any assignee of any of the foregoing. The term "RELATED PERSON" shall not include Robert C. Guccione, the Robert C. Guccione Family Trust No. 1, GMI or GM.

            9.2.3 The term "SUBSTANTIAL PART" shall mean more than thirty percent (30%) of the fair market value of the total assets of the Corporation in question, as of the end of its most recent fiscal year ending prior to the time the determination is being made.

            9.2.4 Without limitation, any shares of Voting Stock of the corporation that any Related Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by the Related Person.

            9.2.5 For the purposes of Section 9.1.2 of this Article IX, the term "OTHER CONSIDERATION TO BE RECEIVED" shall include, without limitation, Common Stock of the Corporation retained by its existing stockholders in the event of a Business Combination in which the Corporation is the surviving corporation.

            9.2.6 The term "VOTING STOCK" shall mean all outstanding shares of capital stock of the corporation or another corporation entitled to vote generally in the election of directors and each reference to a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.

            9.2.7 The term "CONTINUING DIRECTOR" shall mean a director who either (i) was a member of the Board of Directors of the corporation immediately prior to the time that the Related Person involved in a Business Combination became a Related Person or (ii) was designated (before his or her initial election as director) as a Continuing Director by a majority of the then Continuing Directors.

            9.2.8 This Article IX may not be repealed or amended in any respect, and no provision inconsistent with this Article IX may be adopted, unless such action is approved by the affirmative vote of the holders of not less than sixty-five percent (65%) of the outstanding shares of Voting Stock of the corporation.

                                    ARTICLE X

                                     BYLAWS

      Unless otherwise provided by law, the Bylaws of the Corporation may be altered, amended or repealed, in whole or in part, or new Bylaws may be adopted, by the affirmative vote of a majority of the directors in office or the affirmative vote of holders of a majority of the shares entitled to vote on the matter.

                                   ARTICLE XI

                                    INDEMNITY

      The Corporation shall indemnify, and shall advance expenses on behalf of, its officers and directors to the fullest extent not prohibited by any law in existence either now or hereafter.

                                   ARTICLE XII

                           REGISTERED OFFICE AND AGENT

      The street address of the Corporation's registered office shall be 1200 South Pine Island Road, Plantation, Florida 33324, and the registered agent for the Corporation at such address shall be CT Corporation System.

                                  ARTICLE XIII

                                   AMENDMENT

      Except as provided herein, the Restated Articles may be altered, amended or repealed by the shareholders of the Corporation in accordance with the applicable laws of the State of Florida.


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
      IN WITNESS WHEREOF, the Corporation has caused the Restated Articles to be executed this _____ day of ___________________________, 2002.

                                   AMERICAN PULP EXCHANGE, INC.


                                   By:  s/s  Jason Galanis
                                        ----------------------------------------

                                   Name:  Jason Galanis

                                   Title: Chairman, President, CFO and Secretary








 [SIGNATURE PAGE TO THE FIRST AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
                         AMERICAN PULP EXCHANGE, INC.]